Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sheree Aronson

VP, Investor Relations

(949) 367-9600 ext 371

saronson@glaukos.com

Glaukos Corporation Announces

Fourth Quarter & Full Year 2015 Financial Results

Laguna Hills, CA — March 1, 2016 — Glaukos Corporation (NYSE: GKOS), an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures designed to transform the treatment of glaucoma, today announced financial results for the fourth quarter and full year ended December 31, 2015.  Key highlights include:

•      Achieved 44% growth in net sales to $20.3 million in the fourth quarter of 2015, compared to $14.1 million in the fourth quarter of 2014.

•      Reported 57% growth in net sales to $71.7 million for 2015, compared to $45.6 million in 2014.

•      Expanded gross margins to 82% for the fourth quarter and full year 2015, compared to 65% for the fourth quarter of 2014 and 75% for full year 2014; the 2014 periods included a $2.6 million non-recurring charge.

•      Following completion of an initial public offering on June 30, 2015, finished the year with cash, cash equivalents and short-term investments totaling $91.1 million, compared to $2.3 million at year-end 2014.

“Our strong finish to 2015 demonstrates the growing demand for our iStent® Trabecular Micro-Bypass Stent as an effective solution to managing intraocular pressure with an elegant and straightforward procedure that optimizes the benefit-to-risk profile for glaucoma patients,” said Thomas Burns, president and chief executive officer of Glaukos.  “As the pioneer of Micro-Invasive Glaucoma Surgery, or MIGS, we are forging an entirely new glaucoma treatment class and making significant progress in terms of surgeon adoption, compelling clinical evidence and the advancement of our comprehensive MIGS product pipeline.”

Fourth Quarter 2015 Financial Results

Net sales rose 44% in the fourth quarter of 2015 to $20.3 million, compared to $14.1 million in the same period in 2014.  The growth was driven by increased physician adoption of the company’s flagship iStent® Trabecular Micro-Bypass Stent.

Gross margin for the fourth quarter of 2015 increased to approximately 82%, compared to approximately 65% in the same period in 2014, reflecting primarily the impact of a $2.6 million non-recurring charge in the fourth quarter of 2014 associated with a patent agreement with the Regents of the University of California.

Operating expenses for the fourth quarter of 2015 were $18.7 million, up 31% compared to $14.2 million in the same period of 2014.  The increase was due primarily to higher personnel, travel and other costs associated with the ongoing expansion of the company’s global infrastructure and sales organization.

Loss from operations in the fourth quarter of 2015 was $2.0 million, compared to $5.0 million in the fourth quarter of 2014.

The company reported a net loss attributable to Glaukos stockholders of $2.3 million, or $0.07 per diluted share, in the fourth quarter of 2015, compared to $4.6 million, or $1.94 per diluted share, in the same period of 2014.  The year-over-year reduction in diluted net loss per share was primarily due to the increase in weighted average shares outstanding in the fourth quarter of 2015 resulting from the company’s initial public offering on June 30, 2015 in which Glaukos sold 6.9 million newly issued common shares.

Full Year 2015 Financial Results

Net sales rose 57% in 2015 to $71.7 million, compared to $45.6 million in 2014, as a result of increased physician iStent adoption.

Gross margin for 2015 increased to approximately 82%, compared to approximately 75% in 2014, reflecting primarily the impact of a $2.6 million non-recurring charge in the fourth quarter of 2014.

Operating expenses for 2015 were $69.0 million, up 46% compared to $47.3 million in 2014, reflecting primarily higher personnel, travel and other costs associated with the ongoing expansion of the company’s global infrastructure and sales organization.

Loss from operations in 2015 was $10.3 million, compared to $13.2 million in 2014.

The net loss attributable to Glaukos stockholders was $37.2 million, or $2.13 per diluted share, in 2015, compared to $12.1 million, or $5.29 per diluted share, in the same period of 2014.  The year-over-year reduction in diluted net loss per share was primarily due to the increase in weighted average shares outstanding in 2015 resulting from the company’s initial public offering on June 30, 2015 in which Glaukos sold 6.9 million newly issued common shares.

2015 Cash, Cash Equivalents & Short-Term Investments

As of December 31, 2015, the company’s cash, cash equivalents and short-term investments totaled $91.1 million, compared to $2.3 million at the end of 2014.  The increase reflected primarily the addition of $113.6 million in net cash proceeds from the company’s initial public offering, offset by cash used to fund its operations, $15.0 million used to purchase certain assets from DOSE Medical Corporation and $7.0 million used to pay off and terminate its bank loan facility.

2016 Revenue Guidance

As previously announced, the company expects 2016 net sales to be in the range of $90 million to $93 million.  The company also expects 2016 quarterly net sales to reflect seasonality patterns generally consistent with U.S. cataract procedure volumes, which are typically softer in the first quarter and stronger in the fourth quarter of a given year.

Webcast & Conference Call

The company will host a conference call and simultaneous webcast today at 1:30 p.m. PST (4:30 p.m. EST) to discuss the results.  A link to the webcast is available on the company’s website at http://investors.glaukos.com.  To participate in the conference call, please dial 877-201-0168 (U.S.) or 647-788-4901 (international) and enter Conference ID 49874968.  A replay of the webcast will be archived on the company’s website immediately following completion of the call and will be available until June 1, 2016.

About Glaukos

Glaukos (www.glaukos.com) is an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures to transform the treatment of glaucoma, one of the world’s leading causes of blindness.  The company pioneered Micro-Invasive Glaucoma Surgery, or MIGS, to revolutionize the traditional glaucoma treatment and management paradigm.  Glaukos launched the iStent®, its first MIGS device, in the United States in July 2012 and is leveraging its platform technology to build a comprehensive and proprietary portfolio of micro-scale injectable therapies designed to address the complete range of glaucoma disease states and progression.  The company believes the iStent, measuring 1.0 mm long and 0.33 mm wide, is the smallest medical device ever approved by the FDA.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.  Although we believe that we have a reasonable basis for forward-looking statements contained herein, we caution you that they are based on current expectations about future events affecting us and are subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that may cause our actual results to differ materially from those expressed or implied by forward-looking statements in this presentation.  These potential risks and uncertainties include, without limitation, our dependence on the success and market acceptance of the iStent; our ability to leverage our sales and marketing infrastructure to increase market penetration and acceptance of our products; our dependence on a limited number of third-party suppliers for components of our products; the occurrence of a crippling accident or other disruption at our primary facility, which may materially affect our manufacturing capacity and operations; maintaining adequate coverage or reimbursement by third-party payors for procedures using the iStent or other products in development; our ability to properly train, and gain acceptance and trust from, ophthalmic surgeons in the use of our products; our ability to successfully develop and commercialize additional products; our ability to compete effectively in the highly competitive and rapidly changing medical device industry and against current and future competitors (including MIGS competitors) that are large public companies or divisions of publicly traded companies that have competitive advantages; the timing, effect and expense of navigating different regulatory approval processes as we develop additional products and penetrate foreign markets; the effect of the extensive and increasing federal and state regulation in the healthcare industry on us and our suppliers; the lengthy and expensive clinical trial process and the uncertainty of outcomes from any particular clinical trial; our ability to protect, and the expense and time-consuming nature of protecting, our intellectual property against third parties and competitors that could develop and commercialize similar or identical products; the impact of any claims against us of infringement or misappropriation of third party intellectual property rights and any related litigation; and the market’s perception of our limited operating history as a public company.  These and other known risks, uncertainties and factors are described in detail under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q and our Annual Report on Form 10-K for the year ended December 31, 2015 which we expect to file with the Securities and Exchange Commission on or before March 14, 2016. Our filings with the Securities and Exchange Commission are available in the Investor section of our website at www.glaukos.com or at www.sec.gov.  All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.  You are cautioned not to place undue reliance on the forward-looking statements in this press release, which speak only as of the date hereof.  We do not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	(unaudited)
	2015	2014	2015	2014
Net sales	$20,276	$14,113	$71,700	$45,587
Cost of sales	3,594	4,889	12,988	11,418
Gross profit	16,682	9,224	58,712	34,169
Operating expenses:
Selling, general and administrative	12,392	8,936	43,961	28,135
Research and development	6,295	5,307	25,047	19,205
Total operating expenses	18,687	14,243	69,008	47,340

Loss from operations	(2,005)	(5,019)	(10,296)	(13,171)
Other (expense) income, net
Interest income	72	1	82	3
Loss on deconsolidation of DOSE	—	—	(25,685)	—
Loss on extinguishment of debt	—	—	(195)	—
Interest and other expense, net	(322)	(221)	(1,062)	(876)
Change in fair value of stock warrants	(2)	(3)	(1,132)	5

Total other (expense) income, net	(252)	(223)	(27,992)	(868)

Loss before taxes	(2,257)	(5,242)	(38,288)	(14,039)
Provision for income taxes	33	11	33	18

Net loss	(2,290)	(5,253)	(38,321)	(14,057)
Net loss attributable to noncontrolling interest	—	(647)	(1,080)	(1,931)

Net loss attributable to Glaukos Corporation	$(2,290)	$(4,606)	$(37,241)	$(12,126)

Net loss per share, basic and diluted, attributable to Glaukos Corporation common stockholders	$(0.07)	$(1.94)	$(2.13)	$(5.29)
Weighted average shares used to compute basic and diluted net loss per share attributable to Glaukos Corporation common stockholders	32,082	2,378	17,474	2,294

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$21,572	$2,304
Short-term investments	69,552	—
Accounts receivable, net	7,549	5,398
Inventory	4,097	2,258
Prepaid expenses and other current assets	1,290	534
Restricted cash	80	60
Total current assets	104,140	10,554
Property and equipment, net	2,154	1,950
Intangible assets, net	10,218	13,475
Deposits and other assets	149	42
Total assets	$116,661	$26,021

Liabilities, convertible preferred stock and equity (deficit)
Current liabilities:
Accounts payable	$3,626	$3,298
Accrued liabilities	7,793	6,462
Line of credit	—	1,850
Long-term debt, current portion	8,931	8,532
Deferred rent	12	45
Total current liabilities	20,362	20,187
Long-term debt, less current portion	765	8,968
Stock warrant liability	105	379
Other liabilities	238	12
Total liabilities	21,470	29,546

Convertible preferred stock	—	157,379

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 5,000 and 0 shares authorized at December 31, 2015 and 2014, respectively; no shares issued and outstanding at December 31, 2015 and 2014	—	—
Common stock, $0.001 par value; 150,000 and 77,000 shares authorized at December 31, 2015 and 2014, respectively; 32,209 and 2,470 shares issued and 32,181 and 2,442 shares outstanding at December 31, 2015 and 2014, respectively	32	6
Additional paid-in capital	291,853	8,155
Accumulated other comprehensive income	51	44
Accumulated deficit	(196,613)	(159,372)
	95,323	(151,167)
Less treasury stock	(132)	(132)
Total stockholders’ equity (deficit)	95,191	(151,299)
Noncontrolling interest	—	(9,605)
Total equity (deficit)	95,191	(160,904)
Total liabilities, convertible preferred stock and equity (deficit)	$116,661	$26,021

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